EXHIBIT 10.13

Dated 1st  November 2016

NABUFIT Global ApS

and

Mo Farah Inc.

1st  of November 2016 -  31st of October 2019 (3 years)

AMBASSADOR AGREEMENT

THIS AGREEMENT is made on the 1si of November 2016

BETWEEN:

(1) NABUFIT Global (a company registered in Denmark, Vidensparken, Vesterballevej 5, 7000 Fredericia) ("NABUFIT"); and

(2) Mo Farah Inc. ("MF") a company registered at 760.  SW glh Avenue. Suite  3000, Portland,  OR 97205, USA. Registration  no. 1050662-94.

(together the · Parties ).

WHEREAS:

(A) Mo Farah ("Talent"} is recognised and widely known as an internationaldistancerunner

(B) NABUFIT wishes to utilise the personal services of Talent in an ambassador role for the promotion of NABUFIT worldwide during the Term

(C) NABUFIT wishes to acquire the right to use Talent's name, image and likeness worldwide

(D) PACE Sports Management SARL is the agent (" Agent ") for Talent and Mo Farah Inc.

IT IS HEREBY AGREED AS  FOLLOWS:

1. Term

1.1 This Agreement shall come into force on the Commencement Date and, subject to the provisions of clause 1.2 and clause 7, shallcontinue for the Term.

1.2 The Parties shall, not later than the 30m of April 2019 discuss in good faith the possibility of extending the duration of this Agreement. Any such extension shall be on terms and conditions as mutually agreed between the Parties and only vaHd when documented, in writing, and signed by the Parties.

2. Grant of Rights

2.1 In accordance with the terms and conditions of this Agreement,  MF  grants to NABUFIT, for  the Term and for the Territory, a revocable and non transferable licence to use Talent's Image and the right to require Talent to make the Personal Appearances, as  specified,  only  in respect of the Purpose.

2.2 MF shall not during the Term exploit Talent's Image or procure that Talent makes Personal Appearances in the Territory in connection with (whether for the promotion of or otherwise) a direct competitor of NABUFIT in the online fitness industry. except for Nike, or without the  prior written consent of NABUFIT {not to be unreasonably withheld or delayed).

3. Personal  Appearances by MF

3.1 MF shall procure that Talent shall be available for and shall make Personal Appearances for and/or on behalf of NABUFIT during the Term throughout the Territory as set out below. Talent shall be required to make Personal Appearances as per the schedule below and shall act in good faith and use an reasonable endeavours to comply with a request for a Personal Appearancewhere such request does not conflict with MF's and/or Talent's obligations under the Existing Endorsement Agreements and which fits in with Talent's training and competition schedule. MF and NABUF1T shall discuss in good faith any additional PersonalAppearances that NABUFIT may wish Talent to undertake or attend.

Contract Year 1 - 1s 1 November 2016 - 31st October 2017 - 1 Personal Appearance

Contract Year 2 - 1a1November 2017 - 31s1October 2018- 2 Personal Appearances Contract Year 3 - 1s1November 2018 - 31i.: October 2019 - 2 Personal Appearances

3.2 A Personal Appearance shall mean:

(a) Talent shall be available to NABUFIT for clinic I Store visit / hospitality visit / press conference / photo shoot/ video shoot for the NABUFIT platforms I PR during the Term for a continuous duration of no more than five [SJ hours in a day at a time and venue mutually  agreedbetween the Parties.

Talent is to demonstrate exercises which rs to be recorded and used on all NABUFIT platforms

All other material produced is to be used for promoting the NABUFIT services,  apps,

online etc.

(b) Talent acts as an ambassador for NABUFIT during the Term.

(c) Talent makes at least 24 NABUFIT related posts/yearon his different official social media platforms (Twitter. Facebook, lnstagrametc.). For the avoidance of doubt. the same or similar post posted on Facebook, Twitter and lnstagramshall count as three individual posts for these purposes. A minimum of one of the posts shall be on Facebook.

3.3 If Talent is unavallable for a Personal Appearance due to a prior engagement which conflicts with that Personal Appearance, due to illness, injury or due to some other reason beyond his reasonable control, the Nominated Representative shall: (i) advise NABUFIT as soon as possible providing reasons for hi.s una vailability; and {ii) if requested by NABUFIT. co-operate with NABUFIT in good faith to identify an altemative date for Talent to fulfil that Personal Appearance within the appropriate Contract Yearor failing that the following Contract Year.

3.4 MF procure that Talent shall carry out the Personal Appearances at all times in accordance with NABUFIT's reasonableinstructions and directions including with respect to the following:

(a) activities to be undertaken at the Personal Appearances (such as posing for photographs, signing autographs and givinginterviews).

3.5 In respect of any Personal Appearance to be made by Talent pursuant to this clause 3, NABUFIT agrees to pay or reimburse MF/Talent within seven (7) days for any reasonable travel,   accommodation,   food and beverage   expenses incurred by Talent and one (1) Accompanying Person, provided that (i) such expenses have been approved in advance by NABUFIT; and (ii) valid receipts and/or other documentary proof as reasonably required by NABUFIT are supplied. All travel to be Business Class and accommodation io be five star standard.

3.6 MF shall procure that Talent shall:

(a) observe the highest standards of behaviour generally;

(b} promote  NABUFIT in a  favourable  manner  as reasonable  for an Ambassador agreemen:t and

(b) not commit any act or become involved in a situationwhich, in the reasonable opinion of and as reasonably demonstrated by NABUFIT:

i. brings himself and/or NABUFIT into serious disrepute or shocks or offends the public in any way: and

ii. seriously devalues the rights granted to NABUFIT hereunder.

3.7 Without prejudice to clause 4.1 below, MF agrees that all copyright and other intellectual property rights, including performance rights, created as a result of any Personal Appearances (including photographs, videos, and any other audio-visual and audio recordings of Personal Appearances) (the "New Rights'') shall, as between MF and NABUFIT, belong to NABUFIT. NABUFIT agrees to provide MF with a copy of each of the free content from the NABUFIT platforms relating to Talent created hereunder (in the best available format) and grants to MF a royalty free licence in perpetuity to use, reproduce, edit and exploit in any whatsoever (and sub-license} the Materials as it sees fit, for use, by way of example but without limitation, in programmes, films, and/or documentaries about or featuring Talent, or for displaying or streaming on Talent's official website and/or on Talent's social media.

3.8 MF assigns absolutely to NABUFJT by way of past, present and future assignment all its title and interest in and to New Rights and in addition shall, upon the reasonable request of, and  at the expense of, NABUFIT. do all such other acts that are necessary to vest ownership of the New Rights in NABUFIT during the Term and shall procure that MF waives and undertakes not to assert any so-called "moral rights" to the same. This clause 3.8 shall continue in full force and effect following expiry or termination of this Agreement, however caused.

3.9 MF hereby agrees that NABUFIT shall be entitled to use and exploit the New Rights during the Term at no further cost to NABUFIT. However, if any such use and/or exploitation involve using Talent's Image in a manner that, under applicable laws, requires the permission of MF then NABUFIT may only do so pursuant to clause 4 below.

3.10 All activities required during the Personal Appearances under Clause 3 to be approved in advance by the Agent, which shall not be unreasonably withheld, delayed or conditioned.

3.11 As between the parties, MF is the sole licensee and controller of the Talent's Image and NAFUBIT shall not use Talent's Image save where expressly permitted to do so by this Agreement or otherwise in writing by MR or Agent. Furthermore, NAFUBIT shall use its reasonable endeavours to assist MF and Talent in protecting the Talent's lmage generally and shall not do or cause or permit anything to be done which may endanger the Talent's Image, or the title thereto of MF and/or Talent

4. Talent's Image

4.1 MF hereby grants to NABUFIT for the duration of the Term the revocable and non transferable right and licence to use Talent's Image in the Territory for the Purpose in the following ways:

(a) on NABUFIT website and social medias; and

{b) in sales material, brochures, in store material, PR, Press Ads and Print Ads.

4.2 If NABUFIT wishes at any time during the Term to create a logo, trademark, trademarks, or trade name in any part of the Territory incorporating Talent's Image or any part(s)  thereof ("the Marks"). NABUFIT shall first obtain the prior written consent of MF (to be granted or not at MF's absolute discretion and, if so granted, MF shall apply for registrations at NABUFIT's sole  cost  and  expense  and  in  MF's name,  any  and  all documents  which  are reasonably believed by NABUFIT to be necessary and/or desirable for the successful registration and protection of any such Marks,

4.3 Upon registration of the Marks, if requested by NABUFIT, MF agrees to grant NABUFIT an exclusive licence for use of the Marks during the Term throughout the Territory in connection with the Purpose. which licence shall be co-extensiveand coterminous with the rights granted pursuant to this Agreement. Such a licence shall not require any increase in the fees payable by NABUFIT to MF under this Agreement.

NABUFIT acknowledges  and agrees that under this Agreement tt shall acquire no interest whatsoever in MF's intellectual property rights. MF also acknowledges and agrees that under this Agreement it shall acquire no interest whatsoever in NABUFIT's intellectual property rights.

4.4 NABUFIT recognise the value of Talent's Image and, in order to ensure that this is protected for the future benefit of MF, NABUFIT agree that any and all use of the Talent's Image under this Agreement shall only be with the prior written agreement of the Agent, which shall not be unreasonably withheld, delayed or conditioned.

4.5 NAFUBIT shall provide Agent with advance copy/samples of all proposed promotional. Marketing and advertising materials. any story board (and following completion of any filming, any creative execution or edit thereof). proposals for any content for social media posts by email to r.simms@pacesportsmanagement.com prior to publication for their prior written approval which shall be exercised reasonably.

5. Financial provisions

5.1 MF shall receive one per cent (1%) of the gross income received from any and all subscribers and/or members to the NABUFIT platforms minus default costs ("Royalty"). Default costs meaning there ,s a 30% default cost to App Store . NABUFIT guarantees that MF shall receive a minimum Royalty of two hundred and fifty thousand dollars ($250,000) for the Term as follows:

$ 50,000 for contract Year 1

$ 100,000   for contract Year 2

$ 100,000   for contract Year 3

(Minimum Guarantee):

5.2 The Minimum Guarantee for Contract Year 1 shall be paid in four installments , 50% within 10 days of signature of this Agreement and the balance paid in three equal installments at the  end of Q2, Q3 and Q4 as defined in clause 5.3 below. The Minimum Guarantee for Contract Years 2 and 3 shall be payable by way of four equal quarterly installments in accordance with clause 5.3 below

5.3 Unless otherwise provided, Royalties and/or Minimum Guarantees payable under this Agreement shall be paid within 10 days of the end of each quarter period as follows:

Q1 -  1st November- 31'1 January

Q2 – 1st February - 30th April

Q3 -  1st May- 31st July

Q4  -  1st August -  31st October

5.4 At the end of each quarter period NABUFIT shalt submit a Royalty statement to MF setting out the number of new subscriptions and a breakdown of the default costs and the calculation of the Royalty due to MF.

5.5 All Royalties and other sums payable under this Agreement shall be paid free and clear of an deductions and withholdings unless the deduction or withholding is required by law. If any deduction or withholding is required by law NABUFtT shall pay to MF such sum as will, after the deduction or withholding has been made, leave MF with the same amount as it  would  have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5.6 In the event of any delay in paying any sum due under this Agreement by the due date NABUFIT shall pay to MF interest (calculated on a daily basis) on the overdue payment from the date such payment was due to the date of actual payment at a rate of 3% over the base lending rate of Barclays Bank Plc. from time to time.

5.7 NAFUBIT permits the duly appointed representatives of  MF  at  their  own  cost  and  on  reasonable notice on dates and times to be mutually agreed in good  faith and  in any  event no more often than twice per year to inspect  all  such accounts  and  records  of NAFUBIT  and to  take copies of them. ln the event that any such inspection reveals any underpayment to MF, then such underpaid amount shall be repaid immediately to MF by NAFUBII  -together.with inter est from the date payment was due on the underpaid amount at 3% per year above the Barclays Bank Pie. base lending rate from time to time, and, if such  underpayment  is  5% or greater of the relevant amount which should have been paid, then NAFUBIT shall immediately reimburse  to  MF, whichever  party is  applicable,  the reasonable  costs of  such inspection.

6. Warranty and indemnity

6.1 The Parties each warrant that they are free to enter into this Agreement and that the rights granted under this Agreement will not infringe upon the rights of any third party.

6.2 MF warrants , represents and undertakes that it has full right to: (i} enter into this Agreement and to give effect to each of its terms; (ii) grant !he rights to NABUFIT and give the warranties and indemnities contained in this Agreement; and (iii) perform (and procure the performance by Talent of) the Personal Appearances and other obligations under this Agreement.

6.3 NABUF!T  warrants, represents and undertakes that

(a) it shall only use Talent Image strictly in relation to the NABUFIT brand and in accordance with the terms of this Agreement.

(b) NABUFIT shall ensure that wherever it wishes to use Talent's Image, it will comply with all IAAF and Olympic rules, regulations and/or guidelines in force from time  to time (including, without limitation. the Olympic Charter and the rules, regulations and/or guidelines of the International Olympic Committee ("IOC")). Any obligations Talent or MF owes or may in the future owe to any competition organizer or competition promoter relating to the use of Talent Image, and Talent's or MF's observance of the same to the extent so required shall notbe considered by NABUFIT to be a breach of  this Agreement.

(c) NABUFIT shall respect MF's Existing Endorsement Agreements and acknowledges that Talent is obliged to exclusively wear clothing of Nike during his provision of services hereunder and at all other times.

(d) Any and all promotional, marketing and advertising materials shall comply with all applicable laws and regulations of governmental or other competent authorities in the Territory from time to time and shall not infringe any third party's rights.

6.4 MF and Talent shall indemnify and keep NABUFIT indemnified from and against any and all losses, damages, liabilities, penalties, fines and expenses (including reasonable legal fees) resulting from or arising out of any claims or actions resulting directly or indirectly from:

The use by NABUFIT of Talent's Image strictly in accordance with this Agreement PROVIDED THAT: if any third party makes a claim, or notifies an intention to make a claim, against NABUFIT in this regard and which may reasonably be considered likely to give rise to a liability under this indemnity (a Claim), NABUFIT shall give MF the option to take over the conduct of the Claim and to take such action as MF may decide to avoid, dispute, compromise or defend the Claim; and the foregoing indemnity shall apply only to  sums suffered by NABUF IT pursuant to the final order of judgement of a court or tribunal of competent jurisdiction or to a settlement either settled by MF  or  reached  with Mf's  prior written consent.

6.5 Clause 6.4 shall survive expiry or earlier termination of this Agreement.

7. Termination

7.1 MF sha ll have the right to terminate this Agreement immediately by notice in writing to NABUFIT in the event that

(a) is in breach of any of the warranties in Claus e 6.3; or

(b) Comm its a material breach of any of its obligations under this agreement which breach is not capable of remedy; or

(c) NABUFIT fails to perform or observe any material obligation on its part to be performed or observed under this Agreement and does not remedy such breach (if the same is capable of remedy) within 15 days of receipt of written notice requiring it to do so.

7.2 NABUFIT shall have the right to terminate this Agreement immediately by notice in writing to MF in the event that:

{a} Talent is unwilling or unable, beyond its reasonable control. to make Personal Appearances pursuant to clause 3.1 during a Contract Year;

(b) Talent is convicted of any criminal offence (other than a road  traffic  offence punishable by a non-custodial sentence}, including any offence involving the use or distribution of drugs or  any other prohibited substance;

{c) MF becomes insolvent such that MF enters into liquidation whether compulsory or voluntary (other than for the purpose of amalgamation or reconstruction)  or  MF makes or proposes to make an arrangement or composition with their creditors or makes  an  application  to  a  Court  of  competent  jurisdiction  for  protection  from its creditors or  if MF  shall have any distress or  execution levied upon its. assets;

(d) MF fails to perform or observe (or fails to procure the performance or observance of} any material obligation on iis part to be performed or observed under this Agreement and does not remedy such breach (if the same is  capable of remedy) within 15 days of receipt of written notice requiring him to do so;

(e) Talent dies or is permanently incapacitated.

8. Consequences of termination

8.1 Expiry or termination of this Agreement shall not: (i) release the Parties from any liability or right of action or claim whicn at the time of such expiry or termination has already accrued or may accrue to either Party in respect of any act or omission prior to such  expiry  or termination; or (ii) affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such expiry or termination, including for the avoidance of doubt clauses: 3.7, 3.8, 3.9,3.10, 6.3, 8, 9  and 11.

8.2 Upon expiry or earlier termination of this Agreement for any reason, all rights and licenses granted to NABUFIT under this Agreement shall cease and determine and NABUFIT shall discontinue any and all use of Talent's Image.

8.3 NABUFIT shall pay and account for any Royalties due up to the date of expiry or termination.

9. Confidentiality and announcements

9.1 Both Parties undertake to each other that they shall treat as confidential and shall not disclose to any person: (i} the contents (including the financial details) of this Agreement; and (ii) all information relating in any manner to the business and/or affairs of which may be communicated to or acquired by it under or in connection with this Agreement,

9.2 Both Parties undertake to each other that they may disclose (i) information which is within the public domain; and (ii) confidential information to the minimum extent required by any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body (including any taxation authority).

9.3 No Party may make or release statements or other announcements in relation to this Agreement to the press or other media unless such statements or announcements have been approved by the other Party, such approval not to be unreasonably withheld, delayed or conditioned.

10. Limitation of Liability

10.1 The parties agree that under no circumstances shall a party be liable to any other party under this Agreement for loss of profits. business, contracts, anticipated  savings,  wasted expenditure , goodwill. or revenue or any type of special, indirect or consequential loss whatsoeverand hOwsoever arising out of or in connection with the performance of a party's obligations under this Agreement or any breach thereof;

10.2 The maximum aggregate liability of MF and/or Talent to NABUFJT in contract , tort or otherwise (including any liability for any negligent act or omission) for damages awarded pursuant to a claim relating to this Agreement, which are not otherwise limited or excluded under this Agreement, howsoever arising shall be limited to the fee payable.

10.3 Nothing in this Agreement shall exclude or restrict either party's liability for (I} fraud or fraudulent misrepresentation, dishonesty or (ii) any breach of clauses 6.3 {b). (c) and {d);   and

(iii) for death or Personal injury resulting from the negligence of that party or of its  employees while acting in the course of their employment

11. Notices

11.1 All notices to be given under this Agreement shall be in writing in English and sent by recorded delivery mall or courier to the address(es) set out at the head of this Agreement (or to such other address{es) as the Party concerned shall from time to time designate by notice pursuant hereto},

11.2 Any such notice shall be  deemed  given at  the time  when a representative  of  the recipient Party signs to confirm receipt of the relevant delivery by recorded delivery mail or courier (as the case may be).

12. General

Assignability

12.1 MF shall not without the prior consent in writing of NABUFIT (to be given or withheld in NABUFIT's absolute discretion) assign, novate, charge, sub-ilcence and/or sub-contract this Agreement or any of its obligations under this Agreement.

12.2 NABUFIT shall not without the prior consent in writing of MF (to be given or withheld in MF's absolute discretion assign) novate,  charge, sub-licence and/or sub-contract this Agreement or any of its obligations under this Agreement.

Severability

12.3 The illegality or invalidity of any part of this Agreement shall not affect the legality or validity of the remainder of this Agreement.

Preservation of rights

12.4 No relaxation, forbearance, delay or indulgence by any Party in enforcing any of the terms and conditions of this Agreement or the granting of time by any Party to the other shall prejudice affect or restrict the rights and powers of any Party under this Agreement, nor shall any waiver by any Party of any breach of this Agreement operate as a waiver of or in relation to any subsequent or any continuing breach of this Agreement.

Relationship of  the Parties

12.5 Nothing in or arising out of this Agreement is to be taken as constituting a partnership or agency between the Parties and no Party shall have the right or authority to bind or commit the other in any manner or for any purposes whatsoever.

12.6 Nothing contained in this Agreement shall be construed as establishing an employer employee relationship between NABUFIT and MF.

Further assurance

12.7 MF shall free of charge do, execute and perform such further deeds, documents, assurances, acts and things as may be required to give full legal and practical effect to the terms, intent and purposes of this Agreement. Without prejudice to the foregoing, the Parties shall, and shall use all reasonable endeavours respectively to procure that any necessary third party shall. do, execute and perform such further deeds, documents, assurances. acts and things as may be requ1red to give full legal and practical effect to the terms, intent and purposes of this Agreement.

Entire agreement

12.8 This Agreement represents the entire understanding between the Parties in relation to the subject matter hereof and shall cancel and supersede all prior negotiations, understandings and agreements. whether oral or written. This Agreement may only be modified if such modification is in writing and signed by or by a duly authorised representative of each Party.

Prior representations

12.9 Each Party unconditionally waives any rights it may have to damages or to rescind this Agreement on the basis of any statement or representation made by or on its behalf prior to the date of this Agreement and which is not the subject of any warranty or undertaking in this Agreement unless such statement or representation was made fraudulently.

Third party rights

12.10 Except where expressly provided under this Agreemen.t a person who is not a Party to this Agreement has no rights torety upon or enforce any term of this Agreement.

Governing law and jurisdiction

12.11 This Agreement shall be governed by and construed and interpreted in accordance with the laws of England and Wales and the Parties submit to the exclusive jurisdiction of the English courts.

12.12 Definitions and Interpretation

In this Agreement the capitalised terms used in this Agreement shall have the meanings given to them below and the following expressions shall, unless the context otherwise requires, have the following meanings:

“Commencement Date”	Means 1st of November 2016, notwithstanding the date this Agreement is executed.

“Contract Year”

Means each successive period of twelve months during the Term (or part thereof if this Agreement is terminated by either Party in accordance with its terms), with the first Contract Year commencing on the Commencement Date.

“Existing Endorsement Agreement”	means Nike

"MF”	means Mo Farah Inc.

"Talent"	means Mo Farah.

“MF's Image"

means the name, nicknames, likeness, image, photograph. slgnature. lnitials, statements, facsimile. reputation, voice, film (includfng computer  generated or animated portrayai), and other personal characteristics and identification of MF and any  and an intellectual property rights in the  same  whether now known or hereafter invented. in each case whether registered or unregistered and including applications  for registration.

"Personal Appearance”	means a personal appearance by MF.

" Purpose”	means the promotion of NABUFIT, and/or any of their respective brands, products or services.
··Term"	means the period commencing on the Commencement Date and ending on 3151 of October 2019; (three year period).

"Territory"	Worldwide.

"VAT"	means Danish value added tax or equivalent.

Any reference to the singular includes the plural and vice versa and any reference to one gender includes all genders.

Any reference to a person includes natural persons and partnerships. firms and such other unincorporated bodies and companies and corporate bodies and all other legal persons of whatever kind and however constituted.

Headings are for ease of reference only and are not to be taken into account in  construing  this Agreement.

References to "include" or "including• shall be construed without limitation.

Reference to "day·s   means working days unless specified to be otherwise

IN WITNESS whereof this Agreement has been signed on the day and year first above written.

SIGNED for and on behalf of
NABUFIT Global ApS
by the following duly authorised signatory:

....
Signature

B. MERIZ
....
Name

CEO
....
Position

Signed for and on behalf of
Mo Farah Inc.
by the following duly authorised signatory

....
Signature

Mo Farah